Legend Oil and Gas, Ltd. 10-Q

EXHIBIT 10.1

April 3, 2015

Mr. Steven Wallace

________________

________________

Dear Steve:

This will confirm the understanding between you and Legend Oil and Gas, Ltd. (the “Company”) that notwithstanding Section 2.01(c) of that certain Membership Interest Purchase Agreement dated the date hereof (the “Agreement”) among Sher Trucking, LLC, Albert Valentin, you and the Company to the effect that you will receive 57,682,644 shares of Common Stock of the Company (the “Shares”) at Closing:

(1) You will have the option to instead receive Warrants to purchase 57,682,644 shares of Common Stock (the “Warrants”) upon written notice to the Company received by the Company not later than 4:00 pm Eastern time on April 24, 2015 (the “Expiration Time”). Such warrants shall have a five year term and an exercise price of $.001 per share and shall be in the form attached hereto as Exhibit A.

(2) In the event that you exercise such option, the Company will issue the Warrants to you by the close of business on the second business day following receipt of such exercise notice.

(3) In the event that the Company has not received your written exercise notice by the Expiration Time and the Shares have not previously been issued to you, it will issue the Shares to you by the close of business on April 28, 2015.

(3) Except to the extent modified herein, the Agreement shall continue in full force and effect.

Legend Oil and Gas, Ltd.

By:	/s/
Name:	Andrew Reckles
Title:	Chief Executive Officer

Agreed this 3rd day of
April, 2015:

Steven Wallace